LIVE BROADCAST

AGREEMENT

   Terms:

        Parties:

Xumanii, a publicly traded Nevada Corporation (Symbol: XUII), (herein referred to as the “The Company”), with its address at PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104 Cayman Islands and DARDY TOURING (“Lender”)  p/k/a “French Montana”, with address at 3000 Marcus Ave., Suite 3W7, Lake Success, NY, 11042  (herein referred to as the “Artist”), (Lender and Company are sometimes individually referred to as a “Party” and  collectively referred to as the “Parties”).

       Term:

Two (2) year commencing on the date hereof (“Term”).

                         Details:

When signed by both Parties, this term sheet shall constitute an Agreement between Company and Lender in respect of the “Live Online Broadcast” (each a “Live Broadcast”) by Company of four (4) mutually agreed upon concerts (each a Concert; collectively, the “Concerts”) to be performed by Artist and to be held on a mutually agreed dates during the Term. Company acknowledges that in the event of a dispute with respect to any Concert Date, Lender’s decision shall govern. Each Live Broadcast will be of the agreed upon Concerts, will be a simultaneous broadcast and will not be recorded or retransmitted in any manner whatsoever. Except with respect to the right to stream the Live Broadcasts of each Concert and the approved promotion of each Live Broadcast Concert as set forth herein, Company shall have no rights whatsoever with respect to Artist, Artist’s name and likeness and trademarks, the Concerts, all of which rights are retained by Lender and Artist.  Neither Lender nor Artist will be responsible for or have any liability to Company or otherwise with respect to the venues for each Concert, the Live Broadcasts or Company’s set-up for any Live Broadcast of any Concert. Neither Lender nor Artist will be responsible for any of Company’s costs or have any liability whatsoever in the event any Concert is cancelled. Neither Lender nor Artist shall have any liability whatsoever with respect to Company or Company’s employees or contractors hereunder or otherwise.

      Advance Cash Payment:      Total non-refundable, non-returnable, non-repayable cash advance of Thirty Thousand Dollars ($30,000) (Seventy Five Hundred US Dollars ($7,500 USD) per Concert) (“Advance”).  A wire transfer to the account designated by Lender will be sent 30 days before each of the Concert Dates except with respect to the payment for the first Concert which will be paid on execution hereof.

             Concert Details:

Lender will use reasonable efforts to provide the Company with sufficient backstage access to produce each Live Broadcast. Each Live Broadcast of each Concert will be hosted by Company solely on www.xumanii.com (The Company’s web based platform) (“Company Site”). Each Live Broadcast of each Concert will consist of solely the musical performances of Artist (no other artists) and, if permitted and subject to time restraints and Artist’s approval and availability,  behind the scenes footage from approximately thirty (30) minutes prior to the Concert.

Crew access:

Company will be permitted to have a reasonably sufficient number of crew members, no more than 10, at each of the Concerts to broadcast the Concert.

The Artist Rights:

Lender and Artist’s management (“Management”) will have 100% control on all creative materials before, during, and after the live broadcast Concerts to ensure the proper images and portrayal of the Artist as desired. There shall be no broadcast of any footage prior to such approval. The Lender or Artist may assign a person of their choice, at their own non-recoupable, non-deductible expense to be present and direct the Live Broadcast Camera editing during the Concert.

      Artist Responsibilities:

The Artist shall post a minimum of Five (5) tweets and Five (5) Facebook Post and Five (5) Instagram posts per Concert, on the Artist’s official pages, in order to promote the Live Broadcast of the Concerts over the 30 days prior to each of the Concerts.

The Post will need to say: “Watch my concert LIVE on @Xumanii (OTCQB: XUII) www.xumanii.com [DATE OF THE CONCERT] presented by [Approved Corporate Sponsor’s brand]” and attach the approved flyer and/or promotional video”

The Artist shall provide four (4) video drops (1 for each concert) for the Company to use in the production of promotional videos for the purpose of advertising and marketing the Live Broadcasts, NO LATER THAN 20 days before the Concert Dates. The content of the video drop is at the discretion of the artist, but shall include: “Watch my Concert live on Xumanii.com [DATE OF THE CONCERT] presented by [Corporate Sponsor’s brand]”.

Final approval of the Artist and Management will be required on all promotional and marketing content.

During the Term, Lender will allow the Company to use the “Xumanii Promoter Facebook App” as a tool to increase the viewership for this event. This application allows a fan to sign up to www.xumanii.com to get the chance to win a free “All Access Pass” to the event while posting the event on their Facebook page for their friends to see as well. Company responsible for the App and the promotion and all costs in connection therewith.

During the Term, the Company requests the use of name and approved likeness of the Artist on the Company live broadcast channel approved solely for the purpose of promotion of the Concerts on Xumanii.com.  Lender has final written approval of all such uses and Artist depiction.

Subject to Company securing any and all clearances, including, without limitation, record label and publisher clearances at Company’s sole, non-recoupable, non-deductible expense, Company may use no more than a 90 second excerpt from one (1) approved Artist song for background track solely for promotional video used to promote each Concert. The Artist has final written approval for the choice of songs to be used in promotional material and all promotional material.

Company’s Responsibilities:

During the Term, Company will broadcast as set forth herein, at no cost to the Artist, live and in HD format (720p) the four (4) Concerts as set forth herein and the behind the scene of the Artist as provided for herein. There shall be no recording of the Concerts and no archiving of the Concerts without record label’s, publisher’s and Artist’s prior written approval.

Company will produce and pay for promotional material relating to the Live Broadcasts of each Concert including video e-vite and e-flyers which have been approved in advance by Lender. Company shall provide Lender with marketing and distribution plans and outlets and advise Lender in writing of all proposed advertising.

Company will pay for all production and Live Broadcast costs, including but not limited to the servers and bandwidth costs, and social media advertising expenditures incurred from the Company’s marketing strategy.

Company will send a detailed report within 30 days after each of the Concert and Company will make payment (if applicable) to the artist within 60 days after each of the Concerts.

Accessibility:

Company  requires full access to the venue the day of each Concert  to setup and complete all technical requirements for each Live Broadcast and Lender will use reasonable efforts to arrange for such access.

Event responsibilities:

Company will incur any and all additional non-deductible costs required to make the venue perform the Live Broadcast

Sponsorship:

Company may obtain sponsorships and advertisement for any of the Live Broadcast of any of the Concerts. The Lender must give written approval to the Company before Company commits to taking on a sponsorship or advertisement client, but such approval shall not be restraint by the Lender without a valid reason such as prior legal commitment by the Artist or if the sponsorship or advertisement would damage the artist’s brand.

Representations and Warranties:     Company hereby represents and warrants to Lender and Artist that it: has the right, power and authority to enter into and to perform under this agreement;   will secure all consents, licenses, permits and adequate insurance necessary in connection with the Live Broadcasts; will not violate the rights of any third party and will comply with all applicable statutes, laws and regulations.

Indemnity:

Company will indemnify and hold Artist, Lender and each of their respective parents, affiliates, subsidiaries, officers, directors, employees, agents, representatives, attorneys, heirs and assigns harmless from and against any and all claims arising out of the production, marketing and transmission of each Live Broadcast and/or the breach by Company of any of Company’s agreements, obligations, representations under this agreement, except to the extent any claims arise out of the intentional misconduct or gross negligence of Artist.

Lender will indemnify and hold Xumanii harmless from and against any and all third party claims arising out of Lender’s breach of Lender’s agreements and representations under this agreement (except to the extent any claim arise out of the intentional misconduct or gross negligence of Company and/or Company’s employees or contractors), which third party claims are reduced to final adverse judgments in a court of competent jurisdiction or settled with Lender’s prior written consent.

Miscellaneous:

The Parties contemplate entering into a more formal agreement on the basic terms herein with the remainder of the terms to be negotiated in good faith; provided, until such time, if ever, this agreement shall be binding on the Parties.  Company is at all times an independent contractor. Neither Artist nor Lender will be deemed in breach under this Agreement unless Lender or Artist fails to cure any such breach within thirty (30) days following receipt of written notice from Company specifying the nature of such breach. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.  The local, state and federal courts situated in New York, NY shall have the sole and exclusive jurisdiction over all disputes arising under this Agreement. This document may not be changed orally, but only by writing, signed by the Parties hereto.

By:__/s/ Alexandre Frigon________Alexandre Frigon / Chairman and CEO

Xumanii

DATE :5/31/2013

By :  _/s/_Dardy Touring___

     Authorized Signatory/

DATE :  5/31/2013